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                                                               EXHIBIT 2.2



                         AMENDMENT NO. 3 TO THE
            AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     THIS AMENDMENT NO. 3 (this "Amendment") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 17, 1997, as amended by Amendment No. 1 thereto dated as of August 21, 1997 and Amendment No. 2 thereto dated as of November 25, 1997 (as so amended, the "Merger Agreement," capitalized terms used but not otherwise defined herein are used herein as therein defined), among SUN HEALTHCARE GROUP, INC., a corporation organized and existing under the laws of the State of Delaware ("Parent"), NECTARINE ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Nevada ("Merger Sub") and a direct wholly owned subsidiary of Parent, and CONTOUR MEDICAL, INC., a corporation organized and existing under the laws of the State of Nevada (the "Company"), is made this 3rd day of April, 1998 by and among Parent, Merger Sub and the Company.

                           W I T N E S S E T H:

    WHEREAS, Parent, Merger Sub, and the Company desire to amend the Merger Agreement as provided herein.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

    SECTION 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

         (a) Section 9.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

         "(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before June 30, 1998; provided, however, that the right to terminate this Agreement under this
    Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date."

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    SECTION 2.  Representations and Warranties.

    (a) Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that: The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (b)  Representations and Warranties of Parent and Merger Sub.
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

    SECTION 3. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

    SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONTRACT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING NEW YORK LAW) EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE STATE OF NEVADA.



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    SECTION 5.  Counterparts.  This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                        SUN HEALTHCARE GROUP, INC.

                        By:     /s/ Robert D. Woltil
                        Name:   Robert D. Woltil
                        Title:  Senior Vice President for Financial
                                Services and Chief Financial Officer


                        NECTARINE ACQUISITION CORPORATION

                        By:     /s/ Robert D. Woltil
                        Name:   Robert D. Woltil
                        Title:  Vice President


                        CONTOUR MEDICAL, INC.

                        By:      /s/ Christopher F. Brogdon
                        Name:    Christopher F. Brogdon
                        Title:   Chairman of the Board


















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